(4)  Reorganization

On February 20, 1998, the Board of Directors of the Fund and the Board
of Trustees of The Analytic Series Fund approved an Agreement and Plan of Reorganization to reorganize the Analytic Enhanced Equity Portfolio, Analytic Master Fixed Income Portfolio, and Analytic Short-Term Government Portfolio into the Analytic Enhanced Equity Fund, Analytic Master Fixed Income Fund and Analytic Short-Term Government Fund, respectively.
This reorganization was approved by the shareholders of the Analytic
Series Funds at a special meeting held on April 28, 1998. The following were the results of the vote:
          Enhanced Equity         Master Fixed           Short-Term
          Fund                    Income Fund            Gov't Fund
          Shares Voted:           Shares Voted:          Shares Voted:
For       427,870                 320,815                272,385
Against     5,411                   4,832                  -----
Abstain     7,637                   -----                  -----
Total     440,918                 325,647                272,385


The reorganization was completed on July 31, 1998 with all of the property and assets of the Analytic Series Fund transferred to the corresponding Analytic Fund. Upon the transfer, the Analytic Fund issued Class A shares of the voting common stock. The portfolios of the Analytic Series Fund are accounting survivors for financial reporting purposes.

On June 4, 1998, the Board of Directors of the Fund and the Board of Trustees of Analytic Optioned Equity Fund approved an Agreement and Plan of reorganization to reorganize The Defensive Equity Portfolio into the PBHG Advisor Defensive Equity Fund. This reorganization was approved by the shareholders of the Analytic Optioned Equity Fund at a special meeting held on June 28, 1998. The following were the results of the vote:
                        Defensive Equity
                        Fund
                        Shared Voted:
For                     2,064,563
Against                   172,052
Abstain                    70,928
Total                   2,307,543

The reorganization was performed on August 31, 1998 with all of the property and assets of the Analytic Optioned Equity Fund transferred to the Analytic Defensive Equity Fund. Upon the transfer, the Analytic Fund issued Class A shares of the voting common stock. The Analytic Optioned Equity Fund is the accounting survivor for financial reporting purposes.